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May 3, 1995



Dear Shareholder:

Recently you received a Notice of the Annual Meeting of Shareholders of Fingerhut Companies, Inc. to be held on May 18, 1995, along with a proxy statement and a proxy or voting instructions card. Proposal 2 in the proxy statement requested proxies to vote on the approval of the Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan (the "1995 Stock Option Plan").

On May 3, 1995, the 1995 Stock Option Plan was amended to reduce the maximum number of shares issuable under the plan from 2,500,000 to 2,250,000 in order for Proposal 2 to be treated as a routine matter under the New York Stock
Exchange voting rules.  All other provisions of the 1995
Stock Option Plan remain unchanged and are as described in the proxy statement.

Fingerhut believes that stock options and other stock-based awards are valuable methods for attracting, motivating and, especially under the current circumstances, retaining key management employees. The Board of Directors believes this is in the best interests of the shareholders and continues to recommend a vote FOR Proposal 2 to approve the 1995 Stock Option Plan.

If you have not already done so, we encourage you to complete and return your proxy or voting instructions card.
If you have any questions, please call Eapen Chacko, Director, Investor Relations, at (612) 932-3371.

Sincerely,



John K. Ellingboe
Senior Vice President,
General Counsel and Secretary






 FINGERHUT COMPANIES, INC.
 4400 Baker Road, Minnetonka, MN 55343 (612) 932-3100